Exhibit 99.1

American Oil & Gas Updates Sims 15-26H Well at Fetter

DENVER, May 22, 2007 — American Oil & Gas, Inc. (AMEX: AEZ) reports that the curve that transitions the Sims 15-26H wellbore from vertical to horizontal has been drilled and landed into the target Frontier formation and 7-5/8 inch casing has successfully been cemented in place. The well has begun to drill horizontally in the Frontier formation and natural gas has been encountered and is being flared. Plans are to drill a horizontal lateral wellbore of up to 2,500 feet, before completion operations commence.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenue as a result of the sale of its Big Sky project interests, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.

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